Exhibit 99.1

Contacts:	Jess Vogl (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q2 2021 Results

Second Quarter Highlights

•	Net revenues increased +12.4% driven by Organic Net Revenue[1] growth of +6.2%, favorable currency and acquisitions
•	Diluted EPS was $0.76, up +100.0%; Adjusted EPS[1] was $0.66, up +1.6% on a constant-currency basis
•	Returned $2.4 billion of capital to shareholders in the first half
•	Announced agreement to acquire Chipita, a leading cakes and pastries company in Europe
•	Announcing +11% increase to quarterly dividend
•	Year-to-date cash provided by operating activities was $1.8 billion, an increase of +$0.2 billion versus prior year; year-to-date Free Cash Flow[1] was $1.4 billion, an increase of +$0.3 billion
•	Raising Organic Net Revenue growth outlook for full year to 4%+

CHICAGO, Ill. – July 27, 2021 – Mondelēz International, Inc. (Nasdaq: MDLZ) today reported its second quarter 2021 results.

“We delivered another strong quarter of performance across all key metrics, including top-line, profitability and cash generation,” said Dirk Van de Put, Chairman and Chief Executive Officer. “We continue to see strength across the vast majority of our geographies, categories and brands as we remain intensely focused on consistent execution and reinvestment to further strengthen our position. We are confident that our strategy, long runway of clear growth drivers and advantaged enablers will continue to drive consistent and attractive growth and value generation over the long term.”

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q2 2021	% Chg vs PY	Q2 2021	Vol/ Mix		Pricing
Quarter 2
Latin America	$669	30.9%	33.7%	18.8	pp	14.9	pp
Asia, Middle East & Africa	1,452	17.4%	7.0%	5.1	pp	1.9
Europe	2,474	15.7%	5.4%	4.2	pp	1.2
North America	2,047	1.1%	(0.3)	(0.5	) pp	0.2

Mondelēz International	$6,642	12.4%	6.2%	4.0	pp	2.2	pp

Emerging Markets	$2,293	19.6%	16.5%	10.6	pp	5.9	pp
Developed Markets	$4,349	8.9%	1.3%	0.9	pp	0.4	pp

June Year-to-Date	YTD 2021		YTD 2021
Latin America	$1,338	8.2%	18.1%	6.0	pp	12.1	pp
Asia, Middle East & Africa	3,197	16.7%	9.1%	6.7	pp	2.4
Europe	5,321	12.7%	4.3%	3.2	pp	1.1
North America	4,024	2.7%	(1.3)	(1.7	) pp	0.4

Mondelēz International	$13,880	10.0%	5.0%	2.8	pp	2.2	pp

Emerging Markets	$4,856	12.0%	12.8%	7.3	pp	5.5	pp
Developed Markets	$9,024	8.9%	0.8%	0.3	pp	0.5	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q2 2021	vs PY (Rpt Fx)		Q2 2021	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 2
Gross Profit	$2,631	12.9%		$2,649	12.9%		7.2%
Gross Profit Margin	39.6%	0.2	pp	39.9%	0.2	pp

Operating Income	$872	22.3%		$1,077	14.3%		7.2%
Operating Income Margin	13.1%	1.0	pp	16.2%	0.3	pp

Net Earnings[2]	$1,078	98.2%		$940	6.7%		(0.1)%
Diluted EPS	$0.76	100.0%		$0.66	8.2%		1.6%

June Year-to-Date	YTD 2021			YTD 2021
Gross Profit	$5,597	17.0%		$5,515	10.2%		6.0%
Gross Profit Margin	40.3%	2.4pp		39.7%	0.1	pp

Operating Income	$2,155	37.3%		$2,369	15.7%		10.3%
Operating Income Margin	15.5%	3.1	pp	17.1%	0.9	pp

Net Earnings[2]	$2,039	59.3%		$2,077	12.9%		7.0%
Diluted EPS	$1.44	61.8%		$1.46	14.1%		8.6%

Second Quarter Commentary

•

Net revenues increased 12.4 percent driven by Organic Net Revenue growth of 6.2 percent, favorable currency, and incremental sales from the company’s acquisitions of Hu, Grenade and Gourmet Food. Volume and pricing drove Organic Net Revenue growth, partially offset by unfavorable mix.

•

Gross profit increased $300 million, while gross profit margin increased 20 basis points to 39.6 percent primarily driven by the increase in Adjusted Gross Profit[1] margin. Adjusted Gross Profit increased $168 million at constant currency, while Adjusted Gross Profit margin increased 20 basis points to 39.9 percent due to pricing and manufacturing productivity, partially offset by higher raw material costs and unfavorable product mix.

•

Operating income increased $159 million and operating income margin was 13.1 percent, up 100 basis points primarily due to lower intangible asset impairment charges, lapping prior-year costs associated with the JDE Peet’s transaction and higher Adjusted Operating Income[1] margin, partially offset by higher restructuring costs and the impact of pension participation changes. Adjusted Operating Income increased $68 million at constant currency, and Adjusted Operating Income margin increased 30 basis points to 16.2 percent primarily driven by lower manufacturing costs, pricing and overhead leverage, partially offset by higher raw material costs, unfavorable product mix and higher advertising and consumer promotion spend.

•

Diluted EPS was $0.76, up 100.0 percent, primarily due to lapping prior-year costs associated with the JDE Peet’s transaction, a higher gain this quarter on equity method investment transactions, an increase in Adjusted EPS, lower intangible asset impairment charges and favorable year-over-year mark-to-market impacts from currency and commodity derivatives. These factors were partially offset by the unfavorable impact from enacted tax law changes, higher restructuring costs and the negative impact from pension participation changes.

•

Adjusted EPS was $0.66, up 1.6 percent on a constant-currency basis driven by operating gains and fewer shares outstanding, partially offset by higher taxes primarily due to a lower net benefit from non-recurring discrete tax items.

•

Capital Return: The company returned approximately $900 million to shareholders in cash dividends and share repurchases in the quarter. Today, the company’s Board of Directors declared a quarterly cash dividend of $0.35 per share of Class A common stock, an increase of 11 percent. This dividend is payable on October 14, 2021, to shareholders recorded as of September 30, 2021.

2021 Outlook

Mondelēz International provides its outlook on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

Metric	FY 2021 Outlook
Organic Net Revenue Growth	4%+
Adjusted EPS Growth (at cst FX)	High single-digit
Free Cash Flow	$3B+

The company estimates currency translation would increase 2021 net revenue growth by approximately 2 percent3 with a positive $0.09 impact to Adjusted EPS3. Outlook is provided in the context of greater than usual volatility as a result of COVID-19. The company strategy and long-term algorithm remain unchanged.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site.

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2020 net revenues of approximately $27 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Earnings attributable to Mondelēz International.
3.	Currency estimate is based on published rates from XE.com on July 20, 2021.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Turkey, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “estimate,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the impact of and volatility resulting from the COVID-19 pandemic; the company’s strategy and the prospects for the business; growth and value generation over the long term; strategic transactions; the company’s future performance, including its future revenue growth, earnings per share and cash flow; currency and the effect of currency translation on the company’s results of operations; and the company’s outlook, including 2021 Organic Net Revenue growth, Adjusted EPS growth and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, and many of these risks and uncertainties are currently amplified by and may continue to be amplified by the COVID-19 pandemic. Important factors that could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements include, but are not limited to, uncertainty about the magnitude, duration, geographic reach, impact on the global economy and related current and potential travel restrictions of the COVID-19 pandemic; the current, and uncertain future, impact of the COVID-19 pandemic on the company’s business, growth, reputation, prospects, financial condition, operating results (including components of the company’s financial results), cash flows and liquidity; risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the malware incident, cyberattacks or other security breaches; global or regional health pandemics or epidemics, including COVID-19; competition; protection of the company’s reputation and brand image; changes in consumer preferences and demand and the company’s ability to innovate and differentiate its products; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; management of the company’s workforce; consolidation of retail customers and competition with retailer and other economy brands; changes in the company’s relationships with customers, suppliers or distributors; legal, regulatory, tax or benefit law changes, claims or actions; the impact of climate change on the company’s supply chain and operations; strategic transactions; significant changes in valuation factors that may adversely affect the company’s impairment testing of goodwill and intangible assets; perceived or actual product quality issues or product recalls; failure to maintain effective internal control over financial reporting; volatility of and access to capital or other markets and the company’s liquidity; pension costs; the expected discontinuance of London Interbank Offered Rates and transition to any other interest rate benchmark; and the company’s ability to protect its intellectual property and intangible assets. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net revenues	$6,642	$5,911	$13,880	$12,618

Cost of sales	4,011	3,580	8,283	7,836

Gross profit	2,631	2,331	5,597	4,782
Gross profit margin	39.6%	39.4%	40.3%	37.9%

Selling, general and administrative expenses	1,593	1,453	3,157	2,990

Asset impairment and exit costs	134	115	224	130

Gain on acquisition	—	—	(9)	—

Amortization of intangible assets	32	50	70	93

Operating income	872	713	2,155	1,569
Operating income margin	13.1%	12.1%	15.5%	12.4%

Benefit plan non-service income	(54)	(31)	(98)	(64)

Interest and other expense, net	58	85	276	275

Earnings before income taxes	868	659	1,977	1,358

Income tax provision	(398)	(341)	(610)	(489)
Effective tax rate	45.9%	51.7%	30.9%	36.0%
Gain on equity method investment transactions	502	121	495	192
Equity method investment net earnings	107	106	185	227

Net earnings	1,079	545	2,047	1,288

Noncontrolling interest earnings	(1)	(1)	(8)	(8)

Net earnings attributable to Mondelēz International	$1,078	$544	$2,039	$1,280

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.77	$0.38	$1.45	$0.89

Diluted earnings per share attributable to Mondelēz International	$0.76	$0.38	$1.44	$0.89

Average shares outstanding:
Basic	1,407	1,431	1,410	1,432
Diluted	1,416	1,439	1,419	1,442

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$1,938	$3,619
Trade receivables	2,226	2,297
Other receivables	687	657
Inventories, net	2,925	2,647
Other current assets	878	759

Total current assets	8,654	9,979
Property, plant and equipment, net	8,857	9,026
Operating lease right of use assets	653	638
Goodwill	22,270	21,895
Intangible assets, net	18,691	18,482
Prepaid pension assets	802	672
Deferred income taxes	723	790
Equity method investments	5,586	6,036
Other assets	241	292

TOTAL ASSETS	$66,477	$67,810

LIABILITIES
Short-term borrowings	$64	$29
Current portion of long-term debt	1,905	2,741
Accounts payable	6,375	6,209
Accrued marketing	1,966	2,130
Accrued employment costs	743	834
Other current liabilities	3,032	3,216

Total current liabilities	14,085	15,159
Long-term debt	17,046	17,276
Long-term operating lease liabilities	489	470
Deferred income taxes	3,436	3,346
Accrued pension costs	1,135	1,257
Accrued postretirement health care costs	346	346
Other liabilities	2,320	2,302

TOTAL LIABILITIES	38,857	40,156
EQUITY
Common Stock	—	—
Additional paid-in capital	32,042	32,070
Retained earnings	29,538	28,402
Accumulated other comprehensive losses	(10,572)	(10,690)
Treasury stock	(23,465)	(22,204)

Total Mondelēz International Shareholders’ Equity	27,543	27,578
Noncontrolling interest	77	76

TOTAL EQUITY	27,620	27,654

TOTAL LIABILITIES AND EQUITY	$66,477	$67,810

	June 30, 2021	December 31, 2020	Incr/ (Decr)
Short-term borrowings	$64	$29	$35
Current portion of long-term debt	1,905	2,741	(836)
Long-term debt	17,046	17,276	(230)

Total Debt	19,015	20,046	(1,031)
Cash and cash equivalents	1,938	3,619	(1,681)

Net Debt (1)	$17,077	$16,427	$650

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Six Months Ended June 30,
	2021	2020
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$2,047	$1,288
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	564	528
Stock-based compensation expense	63	63
Deferred income tax provision/(benefit)	92	(110)
Asset impairments and accelerated depreciation	152	99
Loss on early extinguishment of debt	110	—
Gain on acquisition	(9)	—
Gain on equity method investment transactions	(495)	(192)
Equity method investment net earnings	(185)	(227)
Distributions from equity method investments	94	193
Other non-cash items, net	(5)	154
Change in assets and liabilities, net of acquisitions:
Receivables, net	42	328
Inventories, net	(289)	(233)
Accounts payable	182	75
Other current assets	(190)	(62)
Other current liabilities	(231)	(224)
Change in pension and postretirement assets and liabilities, net	(150)	(122)

Net cash provided by/(used in) operating activities	1,792	1,558

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(410)	(445)
Acquisitions, net of cash received	(833)	(1,141)
Proceeds from divestitures including equity method investments	998	579
Other	25	(30)

Net cash provided by/(used in) investing activities	(220)	(1,037)

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	—	677
Repayments of commercial paper, maturities greater than 90 days	—	(654)
Net issuances of other short-term borrowings	37	109
Long-term debt proceeds	2,378	2,533
Long-term debt repaid	(3,376)	(1,430)
Repurchase of Common Stock	(1,498)	(720)
Dividends paid	(896)	(819)
Other	127	123

Net cash provided by/(used in) financing activities	(3,228)	(181)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(25)	(37)

Cash, Cash Equivalents and Restricted Cash
(Decrease) / increase	(1,681)	303
Balance at beginning of period	3,650	1,328

Balance at end of period	$1,969	$1,631

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. In the second quarter of 2021, we added to the non-GAAP definitions the exclusion of initial impacts from enacted tax law changes.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; and mark-to-market impacts from commodity and forecasted currency transaction derivative contracts. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses and related divestiture, acquisition and integration costs; costs associated with the JDE Peet’s transaction; remeasurement of net monetary position; impacts from resolution of tax matters; CEO transition remuneration; initial impacts from enacted tax law changes; and impact from pension participation changes. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on equity method investment transactions; net earnings from divestitures; and gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans. Similarly, within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ significant operating and non-operating items. The tax impact of each of the items excluded from the company’s GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months and six months ended June 30, 2021 and June 30, 2020. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

Divestitures include completed sales of businesses (including the partial or full sale of an equity method investment—discussed separately below under the gains and losses on equity method investment transactions section) and exits of major product lines upon completion of a sale or licensing agreement. As the company records its share of KDP and JDE Peet’s ongoing earnings on a one-quarter lag basis, any KDP or JDE Peet’s ownership reductions are reflected as divestitures within the company’s non-GAAP results the following quarter.

•

The company’s non-GAAP results include the impacts from last-year’s partial sales of its equity method investments in KDP and JDE Peet’s as if the sales occurred at the beginning of all periods presented. See the section on gains/losses on equity method transactions below for more information.

Acquisitions, Acquisition-related costs and Acquisition integration costs

On May 26, 2021, the company announced an agreement to acquire Chipita S.A., a leading croissants and baked snacks company in the Central and Eastern European markets. The company expects the acquisition to close in the next nine months after all regulatory and acquisition-related reviews are completed. The company incurred acquisition-related costs of $6 million in the three months and six months ended June 30, 2021.

On April 1, 2021, the company acquired Gourmet Food Holdings Pty Ltd, a leading Australian food company in the premium biscuit and cracker category. The acquisition added incremental net revenues of $27 million and operating income of $3 million in the three and six months ended June 30, 2021. The company also incurred acquisition-related costs of $6 million in the three months and $7 million in the six months ended June 30, 2021.

On March 25, 2021, the company acquired a majority interest in Lion/Gemstone Topco Ltd (“Grenade”), a performance nutrition leader in the United Kingdom. The acquisition of Grenade expands the company’s position into the premium nutrition market. The acquisition added incremental net revenues of $23 million and operating income of $2 million in the three and six months ended June 30, 2020. The company also incurred acquisition-related costs of $2 million in the six months ended June 30, 2021.

On January 4, 2021, the company acquired the remaining 93% of equity of Hu Master Holdings, a category leader in premium chocolate in the United States, which provides a strategic complement to the company’s snacking portfolio in North America through growth opportunities in chocolate and other categories in the well-being segment. As a result of acquiring the remaining equity interest, the company consolidated the operation and recorded a pre-tax gain of $9 million ($7 million after-tax) related to stepping up the company’s previously-held $8 million (7%) investment to fair value. The acquisition added incremental net revenues of $8 million and an operating loss of $7 million in the three months and incremental net revenues of $16 million and an operating loss of $13 million in the six months ended June 30, 2021. The company also incurred acquisition-related costs of $5 million in the three months and $9 million in the six months ended June 30, 2021.

On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company’s position in broader snacking. The acquisition added incremental net revenues of $106 million and operating income of $6 million in 2021. The company incurred acquisition-integrations costs of $2 million in the three months and $3 million in the six months ended June 30, 2021. The company also incurred acquisition-related costs of $10 million in the three months and $15 million in the six months ended June 30, 2020.

Simplify to Grow Program

The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.

Restructuring costs

The company recorded restructuring charges of $100 million in the three months and $188 million in the six months ended June 30, 2021 and $28 million in the three months and $43 million in the six months ended June 30, 2020 within asset impairment and exit costs and benefit plan non-service income. These charges were for severance and related costs, non-cash asset write-downs (including accelerated depreciation and asset impairments) and other adjustments, including any gains on sale of restructuring program assets.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $33 million in the three months and $67 million in the six months ended June 30, 2021 and $52 million in the three months and $95 million in the six months ended June 30, 2020.

Intangible asset impairment charges

With the ongoing COVID-19 global pandemic, the company continues to monitor intangible asset impairment risk. Impairment charges are recorded within asset impairment and exit costs.

During the second quarter of 2021, the company recorded a $32 million impairment charge in North America related to a small biscuit brand, primarily due to lower than original expected sales growth.

During the second quarter of 2020, the company identified a decline in demand for certain of its brands, primarily in the gum category, that prompted additional evaluation of its non-amortizable intangible assets. The company concluded that four gum brands, a small biscuit brand and a small candy brand were impaired as a result of lower than expected product growth. The company recorded approximately $90 million of impairment charges with $50 million in Europe, $36 million in North America and $5 million in AMEA.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency transaction derivatives from its non-GAAP earnings measures until such time that the related exposures impact its operating results. The company recorded net unrealized gains on commodity and forecasted currency transaction derivatives of $17 million in the three months and $134 million in the six months ended June 30, 2021 and recorded net unrealized losses of $2 million in the three months and $186 million in the six months ended June 30, 2020.

Remeasurement of net monetary position

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinean subsidiaries and changed their functional currency from the Argentinean peso to the U.S. dollar. On July 1, 2018, both monetary and non-monetary assets and liabilities denominated in Argentinian pesos were remeasured into U.S. dollars. As of each subsequent balance sheet date, Argentinean peso denominated monetary assets and liabilities were remeasured into U.S. dollars using the exchange rate as of the balance sheet date, with remeasurement and other transaction gains and losses recorded in net earnings. Within selling, general and administrative expenses, the company recorded remeasurement losses of $3 million in the three months and $8 million in the six months ended June 30, 2021 and $3 million in the three months and $5 million in the six months ended June 30, 2020 related to the revaluation of the Argentinean peso denominated net monetary position over these periods.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

During the second quarter of 2021, the company made a decision to freeze its Defined Benefit Pension Scheme in the United Kingdom. As a result, the company recognized a curtailment credit of $14 million for the three and six months ended June 30, 2021 recorded within benefit plan non-service income. In addition, the company incurred incentive payment charges and other expenses related to this decision of $44 million in the three months and $45 million in the six months ended June 30, 2021 included in operating income.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company’s complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $526 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. The company recorded $3 million of accreted interest in the three months and $6 million in the six months ended June 30, 2021 and $3 million in the three months and $6 million in the six months ended June 30, 2020 on the long-term liability within interest and other expense, net. As of June 30, 2021, the remaining discounted withdrawal liability was $368 million, with $14 million recorded in other current liabilities and $354 million recorded in long-term other liabilities.

Loss on debt extinguishment and related expenses

On March 31, 2021, the company completed an early redemption of Euro (€1,200 million) and U.S. dollar ($992 million) denominated notes. The company recorded $137 million of extinguishment loss and debt-related expenses within interest and other expense, net related to $110 million paid in excess of carrying value of the debt and recognizing unamortized discounts and deferred financing in earnings and $27 million foreign currency derivative loss related to the redemption payment at the time of the debt extinguishment.

Loss related to interest rate swaps

Within interest and other expense, net, the company recognized a pre-tax loss related to forward-starting interest rate swaps of $103 million ($79 million after-tax) in the first quarter of 2020 due to the changes in related forecasted debt.

Initial impacts from enacted tax law changes

The company excludes initial impacts from enacted tax law changes from its non-GAAP financial measures as they do not reflect its ongoing tax obligations under the enacted tax law changes. Initial impacts include items such as the remeasurement of deferred tax balances and the transition tax from the 2017 U.S. tax reform. Previously, the company only excluded the initial impacts from more material tax reforms, specifically the impacts of the 2019 Swiss tax reform and 2017 U.S. tax reform. To facilitate comparisons of its underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the initial impacts from enacted tax law changes.

The company recorded net tax expense from the increase of its deferred tax liabilities resulting from enacted tax legislation (mainly in the United Kingdom) of $95 million in the three months and $99 million in the six months ended June 30, 2021.

Gains and losses on equity method investment transactions

Keurig Dr Pepper Transactions:

On March 4, 2020, the company participated in a secondary offering of KDP shares and sold approximately 6.8 million shares, which reduced its ownership interest by 0.5% of total outstanding shares. The company received $185 million of proceeds and recorded a pre-tax gain of $71 million (or $54 million after-tax) during the three months ended March 31, 2020. On August 3, 2020, the company sold approximately 14.1 million shares of KDP, which reduced its ownership interest by 1.0% of the total outstanding shares. The company received $414 million of proceeds and recorded a pre-tax gain of $181 million (or $139 million after-tax) during the third quarter of 2020. On September 9, 2020, the company sold approximately 12.5 million shares of KDP, which reduced its ownership interest by 0.9% of the total outstanding shares. The company received $363 million of proceeds and recorded a pre-tax gain of $154 million (or $119 million after-tax) during the third quarter of 2020. On November 17, 2020, the company participated in a secondary offering of KDP shares and sold approximately 40.0 million shares, which reduced the company’s ownership interest by 2.8% of the total outstanding shares. The company received $1,132 million of proceeds and recorded a pre-tax gain of $459 million (or $350 million after-tax) during the fourth quarter of 2020. The company considers these ownership reductions partial divestitures of its equity method investment in KDP. Therefore, the company has removed the equity method investment net earnings related to this divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from KDP, did not change from what was previously reported.

On June 7, 2021, the company participated in a secondary offering of KDP shares and sold approximately 28 million shares, which reduced its ownership interest by 2% to 6.4% of the total outstanding shares. The company received $997 million of proceeds and recorded a pre-tax gain of $520 million (or $392 million after-tax) during the second quarter of 2021. As the company records its share of KDP ongoing earnings on a one-quarter lag basis, any KDP ownership reductions are reflected as divestitures within non-GAAP results the following quarter. As such, the company will recast divestitures within its non-GAAP results to reflect the second quarter 2021 sales of KDP shares in the third quarter of 2021.

JDE Peet’s Transaction:

In May 2020, JDE Peet’s B.V. (renamed JDE Peet’s N.V. immediately prior to Settlement (as defined below), “JDE Peet’s”) consummated the offering, listing and trading of its ordinary shares on Euronext Amsterdam, a regulated market operated by Euronext Amsterdam N.V. (the “admission”). In connection with this transaction, JDE Peet’s and the selling shareholders, including the company, agreed to sell at a price of €31.50 per ordinary share a total of approximately 82.1 million ordinary shares, including ordinary shares subject to an over-allotment option. The ordinary shares were listed and first traded on May 29, 2020, and payment for, and delivery of, the ordinary shares sold in the offering (excluding ordinary shares subject to the over-allotment option) took place on June 2, 2020 (“Settlement”).

Prior to Settlement, the company exchanged its 26.4% ownership interest in JDE for a 26.5% equity interest in JDE Peet’s. The company did not invest new capital in connection with the transaction and the exchange was accounted for as a change in interest transaction. Upon Settlement, the company sold approximately 9.7 million of its ordinary shares in JDE Peet’s in the offering for gross proceeds of €304 million ($343 million). The company subsequently sold approximately 1.4 million additional shares and received gross proceeds of €46 million ($51 million) upon exercise of the over-allotment option. Following Settlement and the exercise of the over-allotment option, the company held a 22.9% equity interest in JDE Peet’s. During the second quarter of 2020, the company recorded a preliminary gain of $121 million, net of $33 million released from accumulated other comprehensive losses, and incurred $48 million of transaction costs. The company also incurred a $261 million tax expense that is payable in 2020 and 2021. During the third quarter of 2020, the company increased its preliminary gain by $10 million to $131 million. During the fourth quarter of 2020, the company recorded a $7 million loss related to a minor dilution of its ownership percentage and reduced its tax expense by $11 million to $250 million.

In connection with this transaction, during the second quarter of 2020, the company changed its accounting principle to reflect its share of JDE’s historical and JDE Peet’s ongoing earnings on a one-quarter lag basis, although the company continues to record dividends when cash is received. The company determined a lag was preferable as it enables the company to continue to report its quarterly and annual results on a timely basis, while recording its share of JDE Peet’s ongoing results after JDE Peet’s has publicly reported its results. This change in accounting principle was applied retrospectively to all periods. In addition, the company considers the 3.6% ownership reduction a partial divestiture of its equity method investment in JDE Peet’s. Therefore, the company has removed the equity method investment net earnings related to this divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from JDE Peet’s, did not change from what was previously reported.

Equity method investee items

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investees’ significant operating and non-operating items, such as acquisition and divestiture-related costs and restructuring program costs.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2021 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2021 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2021 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2021 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America	AMEA	Europe	North America		Mondelēz International
For the Three Months Ended June 30, 2021
Reported (GAAP)	$669	$1,452	$2,474	$2,047		$6,642
Acquisitions	—	(23)	(21)	(8)		(52)
Currency	14	(106)	(199)	(20)		(311)

Organic (Non-GAAP)	$683	$1,323	$2,254	$2,019		$6,279

For the Three Months Ended June 30, 2020
Reported (GAAP)	$511	$1,237	$2,138	$2,025		$5,911
Divestitures	—	—	—	—		—

Organic (Non-GAAP)	$511	$1,237	$2,138	$2,025		$5,911

% Change
Reported (GAAP)	30.9%	17.4%	15.7%	1.1%		12.4%
Divestitures	— pp	— pp	— pp	— pp		— pp
Acquisitions	—	(1.8)	(1.0)	(0.4)		(0.9)
Currency	2.8	(8.6)	(9.3)	(1.0)		(5.3)

Organic (Non-GAAP)	33.7%	7.0%	5.4%	(0.3)%		6.2%

Vol/Mix	18.8 pp	5.1 pp	4.2 pp	(0.5	)pp	4.0 pp
Pricing	14.9	1.9	1.2	0.2		2.2

	Latin America	AMEA	Europe	North America		Mondelēz International
For the Six Months Ended June 30, 2021
Reported (GAAP)	$1,338	$3,197	$5,321	$4,024		$13,880
Acquisitions	—	(23)	(21)	(122)		(166)
Currency	123	(187)	(376)	(31)		(471)

Organic (Non-GAAP)	$1,461	$2,987	$4,924	$3,871		$13,243

For the Six Months Ended June 30, 2020
Reported (GAAP)	$1,237	$2,739	$4,722	$3,920		$12,618
Divestitures	—	—	—	—		—

Organic (Non-GAAP)	$1,237	$2,739	$4,722	$3,920		$12,618

% Change
Reported (GAAP)	8.2%	16.7%	12.7%	2.7%		10.0%
Divestitures	— pp	— pp	— pp	— pp		— pp
Acquisitions	—	(0.8)	(0.4)	(3.2)		(1.3)
Currency	9.9	(6.8)	(8.0)	(0.8)		(3.7)

Organic (Non-GAAP)	18.1%	9.1%	4.3%	(1.3)%		5.0%

Vol/Mix	6.0 pp	6.7 pp	3.2 pp	(1.7	)pp	2.8 pp
Pricing	12.1	2.4	1.1	0.4		2.2

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets	Developed Markets	Mondelēz International
For the Three Months Ended June 30, 2021
Reported (GAAP)	$2,293	$4,349	$6,642
Acquisitions	—	(52)	(52)
Currency	(60)	(251)	(311)

Organic (Non-GAAP)	$2,233	$4,046	$6,279

For the Three Months Ended June 30, 2020
Reported (GAAP)	$1,917	$3,994	$5,911
Divestitures	—	—	—

Organic (Non-GAAP)	$1,917	$3,994	$5,911

% Change
Reported (GAAP)	19.6%	8.9%	12.4%
Divestitures	— pp	— pp	— pp
Acquisitions	—	(1.3)	(0.9)
Currency	(3.1)	(6.3)	(5.3)

Organic (Non-GAAP)	16.5%	1.3%	6.2%

Vol/Mix	10.6 pp	0.9 pp	4.0 pp
Pricing	5.9	0.4	2.2

	Emerging Markets	Developed Markets	Mondelēz International
For the Six Months Ended June 30, 2021
Reported (GAAP)	$4,856	$9,024	$13,880
Acquisitions	—	(166)	(166)
Currency	34	(505)	(471)

Organic (Non-GAAP)	$4,890	$8,353	$13,243

For the Six Months Ended June 30, 2020
Reported (GAAP)	$4,334	$8,284	$12,618
Divestitures	—	—	—

Organic (Non-GAAP)	$4,334	$8,284	$12,618

% Change
Reported (GAAP)	12.0%	8.9%	10.0%
Divestitures	— pp	— pp	— pp
Acquisitions	—	(2.0)	(1.3)
Currency	0.8	(6.1)	(3.7)

Organic (Non-GAAP)	12.8%	0.8%	5.0%

Vol/Mix	7.3 pp	0.3 pp	2.8 pp
Pricing	5.5	0.5	2.2

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended June 30, 2021
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$6,642	$2,631	39.6%	$872	13.1%
Simplify to Grow Program	—	20		132
Intangible asset impairment charges	—	—		32
Mark-to-market (gains)/losses from derivatives	—	(21)		(20)
Acquisition integration costs	—	1		2
Acquisition-related costs	—	—		17
Remeasurement of net monetary position	—	—		3
Impact from pension participation changes	—	18		44
Impact from resolution of tax matters	—	—		(5)

Adjusted (Non-GAAP)	$6,642	$2,649	39.9%	$1,077	16.2%

Currency		(134)		(67)

Adjusted @ Constant FX (Non-GAAP)		$2,515		$1,010

	For the Three Months Ended June 30, 2020
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$5,911	$2,331	39.4%	$713	12.1%
Simplify to Grow Program	—	15		76
Intangible asset impairment charges	—	—		90
Mark-to-market (gains)/losses from derivatives	—	1		2
Acquisition integration costs	—	—		2
Acquisition-related costs	—	—		10
Divestiture-related costs	—	(1)		(2)
Costs associated with JDE Peet’s transaction	—	—		48
Remeasurement of net monetary position	—	—		3
Rounding	—	1		—

Adjusted (Non-GAAP)	$5,911	$2,347	39.7%	$942	15.9%

	Gross Profit	Operating Income
$ Change - Reported (GAAP)	$300	$159
$ Change - Adjusted (Non-GAAP)	302	135
$ Change - Adjusted @ Constant FX (Non-GAAP)	168	68

% Change - Reported (GAAP)	12.9%	22.3%
% Change - Adjusted (Non-GAAP)	12.9%	14.3%
% Change - Adjusted @ Constant FX (Non-GAAP)	7.2%	7.2%

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Six Months Ended June 30, 2021
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$13,880	$5,597	40.3%	$2,155	15.5%
Simplify to Grow Program	—	35		254
Intangible asset impairment charges	—	—		32
Mark-to-market (gains)/losses from derivatives	—	(137)		(138)
Acquisition integration costs	—	1		3
Acquisition-related costs	—	—		24
Gain on acquisition	—	—		(9)
Remeasurement of net monetary position	—	—		8
Impact from pension participation changes	—	19		45
Impact from resolution of tax matters	—	—		(5)

Adjusted (Non-GAAP)	$13,880	$5,515	39.7%	$2,369	17.1%

Currency		(210)		(111)

Adjusted @ Constant FX (Non-GAAP)		$5,305		$2,258

	For the Six Months Ended June 30, 2020
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$12,618	$4,782	37.9%	$1,569	12.4%
Simplify to Grow Program	—	34		134
Intangible asset impairment charges	—	—		90
Mark-to-market (gains)/losses from derivatives	—	187		187
Acquisition integration costs	—	—		2
Acquisition-related costs	—	—		15
Divestiture-related costs	—	(1)		(2)
Costs associated with JDE Peet’s transaction	—	—		48
Remeasurement of net monetary position	—	—		5
Rounding	—	1		—

Adjusted (Non-GAAP)	$12,618	$5,003	39.6%	$2,048	16.2%

	Gross Profit	Operating Income
$ Change - Reported (GAAP)	$815	$586
$ Change - Adjusted (Non-GAAP)	512	321
$ Change - Adjusted @ Constant FX (Non-GAAP)	302	210

% Change - Reported (GAAP)	17.0%	37.3%
% Change - Adjusted (Non-GAAP)	10.2%	15.7%
% Change - Adjusted @ Constant FX (Non-GAAP)	6.0%	10.3%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended June 30, 2021
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$872	$(54)	$58	$868	$398	45.9%	$(502)	$(107)	$1	$1,078	$0.76
Simplify to Grow Program	132	(1)	—	133	35		—	—	—	98	0.07
Intangible asset impairment charges	32	—	—	32	8		—	—	—	24	0.02
Mark-to-market (gains)/losses from derivatives	(20)	—	(3)	(17)	4		—	—	—	(21)	(0.02)
Acquisition integration costs	2	—	—	2	1		—	—	—	1	—
Acquisition-related costs	17	—	—	17	3		—	—	—	14	0.01
Remeasurement of net monetary position	3	—	—	3	—		—	—	—	3	—
Impact from pension participation changes	44	14	(3)	33	7		—	—	—	26	0.02
Impact from resolution of tax matters	(5)	—	2	(7)	(1)		—	—	—	(6)	—
Initial impacts from enacted tax law changes	—	—	—	—	(95)		—	—	—	95	0.07
Gain on equity method investment transactions	—	—	—	—	(125)		502	—	—	(377)	(0.27)
Equity method investee items	—	—	—	—	3		—	(8)	—	5	—

Adjusted (Non-GAAP)	$1,077	$(41)	$54	$1,064	$238	22.4%	$—	$(115)	$1	$940	$0.66

Currency										(60)	(0.04)

Adjusted @ Constant FX (Non-GAAP)										$880	$0.62

Diluted Average Shares Outstanding											1,416

	For the Three Months Ended June 30, 2020
	Operating Income	Benefit plan non -service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$713	$(31)	$85	$659	$341	51.7%	$(121)	$(106)	$1	$544	$0.38
Simplify to Grow Program	76	(4)	—	80	20		—	—	—	60	0.04
Intangible asset impairment charges	90	—	—	90	21		—	—	—	69	0.05
Mark-to-market (gains)/losses from derivatives	2	—	—	2	—		—	—	—	2	—
Acquisition integration costs	2	—	—	2	—		—	—	—	2	—
Acquisition-related costs	10	—	—	10	2		—	—	—	8	0.01
Divestiture-related costs	(2)	—	—	(2)	—		—	—	—	(2)	—
Net earnings from divestitures	—	—	—	—	(1)		—	16	—	(15)	(0.01)
Costs associated with JDE Peet’s transaction	48	—	—	48	(261)		—	—	—	309	0.21
Remeasurement of net monetary position	3	—	—	3	—		—	—	—	3	—
Impact from pension participation changes	—	—	(3)	3	—		—	—	—	3	—
Gain on equity method investment transactions	—	—	—	—	—		121	—	—	(121)	(0.08)
Equity method investee items	—	—	—	—	4		—	(23)	—	19	0.01

Adjusted (Non-GAAP)	$942	$(35)	$82	$895	$126	14.1%	$—	$(113)	$1	$881	$0.61

Diluted Average Shares Outstanding											1,439

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Six Months Ended June 30, 2021
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,155	$(98)	$276	$1,977	$610	30.9%	$(495)	$(185)	$8	$2,039	$1.44
Simplify to Grow Program	254	(1)	—	255	66		—	—	—	189	0.13
Intangible asset impairment charges	32	—	—	32	8		—	—	—	24	0.02
Mark-to-market (gains)/losses from derivatives	(138)	—	(4)	(134)	(18)		—	—	—	(116)	(0.08)
Acquisition integration costs	3	—	—	3	1		—	—	—	2	—
Acquisition-related costs	24	—	—	24	4		—	—	—	20	0.01
Gain on acquisition	(9)	—	—	(9)	(2)		—	—	—	(7)	—
Remeasurement of net monetary position	8	—	—	8	—		—	—	—	8	—
Impact from pension participation changes	45	14	(6)	37	8		—	—	—	29	0.02
Impact from resolution of tax matters	(5)	—	2	(7)	(1)		—	—	—	(6)	—
Loss on debt extinguishment and related expenses	—	—	(137)	137	34		—	—	—	103	0.07
Initial impacts from enacted tax law changes	—	—	—	—	(99)		—	—	—	99	0.07
Gain on equity method investment transactions	—	—	—	—	(125)		495	—	—	(370)	(0.26)
Equity method investee items	—	—	—	—	4		—	(67)	—	63	0.04

Adjusted (Non-GAAP)	$2,369	$(85)	$131	$2,323	$490	21.1%	$—	$(252)	$8	$2,077	$1.46

Currency										(109)	(0.07)

Adjusted @ Constant FX (Non-GAAP)										$1,968	$1.39

Diluted Average Shares Outstanding											1,419

	For the Six Months Ended June 30, 2020
	Operating Income	Benefit plan non -service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,569	$(64)	$275	$1,358	$489	36.0%	$(192)	$(227)	$8	$1,280	$0.89
Simplify to Grow Program	134	(4)	—	138	33		—	—	—	105	0.07
Intangible asset impairment charges	90	—	—	90	21		—	—	—	69	0.05
Mark-to-market (gains)/losses from derivatives	187	—	1	186	32		—	—	—	154	0.11
Acquisition integration costs	2	—	—	2	—		—	—	—	2	—
Acquisition-related costs	15	—	—	15	3		—	—	—	12	0.01
Divestiture-related costs	(2)	—	—	(2)	—		—	—	—	(2)	—
Net earnings from divestitures	—	—	—	—	(6)		—	44	—	(38)	(0.02)
Costs associated with JDE Peet’s transaction	48	—	—	48	(261)		—	—	—	309	0.21
Remeasurement of net monetary position	5	—	—	5	—		—	—	—	5	—
Impact from pension participation changes	—	—	(6)	6	1		—	—	—	5	—
Loss related to interest rate swaps	—	—	(103)	103	24		—	—	—	79	0.06
Gain on equity method investment transactions	—	—	—	—	(17)		192	—	—	(175)	(0.12)
Equity method investee items	—	—	—	—	5		—	(39)	—	34	0.02

Adjusted (Non-GAAP)	$2,048	$(68)	$167	$1,949	$324	16.6%	$—	$(222)	$8	$1,839	$1.28

Diluted Average Shares Outstanding											1,442

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended June 30,
	2021	2020	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.76	$0.38	$0.38	100.0%
Simplify to Grow Program	0.07	0.04	0.03
Intangible asset impairment charges	0.02	0.05	(0.03)
Mark-to-market (gains)/losses from derivatives	(0.02)	—	(0.02)
Acquisition-related costs	0.01	0.01	—
Net earnings from divestitures	—	(0.01)	0.01
Costs associated with JDE Peet’s transaction	—	0.21	(0.21)
Impact from pension participation changes	0.02	—	0.02
Initial impacts from enacted tax law changes	0.07	—	0.07
Gain on equity method investment transactions	(0.27)	(0.08)	(0.19)
Equity method investee items	—	0.01	(0.01)

Adjusted EPS (Non-GAAP)	$0.66	$0.61	$0.05	8.2%
Impact of favorable currency	(0.04)	—	(0.04)

Adjusted EPS @ Constant FX (Non-GAAP)	$0.62	$0.61	$0.01	1.6%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.04
Change in benefit plan non-service income			—
Change in interest and other expense, net			0.01
Change in equity method investment net earnings			—
Change in income taxes			(0.05)
Change in shares outstanding			0.01

			$0.01

Schedule 7b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Six Months Ended June 30,
	2021	2020	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.44	$0.89	$0.55	61.8%
Simplify to Grow Program	0.13	0.07	0.06
Intangible asset impairment charges	0.02	0.05	(0.03)
Mark-to-market (gains)/losses from derivatives	(0.08)	0.11	(0.19)
Acquisition-related costs	0.01	0.01	—
Net earnings from divestitures	—	(0.02)	0.02
Costs associated with JDE Peet’s transaction	—	0.21	(0.21)
Impact from pension participation changes	0.02	—	0.02
Loss related to interest rate swaps	—	0.06	(0.06)
Loss on debt extinguishment and related expenses	0.07	—	0.07
Initial impacts from enacted tax law changes	0.07	—	0.07
Gain on equity method investment transactions	(0.26)	(0.12)	(0.14)
Equity method investee items	0.04	0.02	0.02

Adjusted EPS (Non-GAAP)	$1.46	$1.28	$0.18	14.1%
Impact of favorable currency	(0.07)	—	(0.07)

Adjusted EPS @ Constant FX (Non-GAAP)	$1.39	$1.28	$0.11	8.6%

Adjusted EPS @ Constant FX—Key Drivers
Increase in operations			$0.11
Change in benefit plan non-service income			0.01
Change in interest and other expense, net			0.02
Change in equity method investment net earnings			0.01
Change in income taxes			(0.06)
Change in shares outstanding			0.02

			$0.11

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended June 30, 2021
	Latin America	AMEA	Europe	North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$669	$1,452	$2,474	$2,047		$—	$—	$—	$—	$6,642
Divestitures	—	—	—	—		—	—	—	—	—

Adjusted (Non-GAAP)	$669	$1,452	$2,474	$2,047		$—	$—	$—	$—	$6,642

Operating Income
Reported (GAAP)	$54	$213	$413	$299		$20	$(78)	$(32)	$(17)	$872
Simplify to Grow Program	4	5	10	109		—	4	—	—	132
Intangible asset impairment charges	—	—	—	32		—	—	—	—	32
Mark-to-market (gains)/losses from derivatives	—	—	—	—		(20)	—	—	—	(20)
Acquisition integration costs	—	—	—	1		—	1	—	—	2
Acquisition-related costs	—	—	—	—		—	—	—	17	17
Remeasurement of net monetary position	3	—	—	—		—	—	—	—	3
Impact from pension participation changes	—	—	44	—		—	—	—	—	44
Impact from resolution of tax matters	(5)	—	—	—		—	—	—	—	(5)

Adjusted (Non-GAAP)	$56	$218	$467	$441		$—	$(73)	$(32)	$—	$1,077
Currency	1	(23)	(45)	(5)		—	4	1	—	(67)

Adjusted @ Constant FX (Non-GAAP)	$57	$195	$422	$436		$—	$(69)	$(31)	$—	$1,010

% Change - Reported (GAAP)	1000.0%	24.6%	39.1%	(29.5)%		n/m	29.7%	36.0%	n/m	22.3%
% Change - Adjusted (Non-GAAP)	366.7%	19.8%	27.2%	(6.2)%		n/m	(87.2)%	36.0%	n/m	14.3%
% Change - Adjusted @ Constant FX (Non-GAAP)	375.0%	7.1%	15.0%	(7.2)%		n/m	(76.9)%	38.0%	n/m	7.2%

Operating Income Margin
Reported %	8.1%	14.7%	16.7%	14.6%						13.1%
Reported pp change	9.3 pp	0.9 pp	2.8 pp	(6.3	)pp					1.0 pp
Adjusted %	8.4%	15.0%	18.9%	21.5%						16.2%
Adjusted pp change	6.1 pp	0.3 pp	1.7 pp	(1.7	)pp					0.3 pp

	For the Three Months Ended June 30, 2020
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$511	$1,237	$2,138	$2,025	$—	$—	$—	$—	$5,911
Divestitures	—	—	—	—	—	—	—	—	—

Adjusted (Non-GAAP)	$511	$1,237	$2,138	$2,025	$—	$—	$—	$—	$5,911

Operating Income
Reported (GAAP)	$(6)	$171	$297	$424	$(2)	$(111)	$(50)	$(10)	$713
Simplify to Grow Program	15	8	20	9	—	24	—	—	76
Intangible asset impairment charges	—	5	50	36	—	(1)	—	—	90
Mark-to-market (gains)/losses from derivatives	—	—	—	—	2	—	—	—	2
Acquisition integration costs	—	—	—	1	—	1	—	—	2
Acquisition-related costs	—	—	—	—	—	—	—	10	10
Divestiture-related costs	—	(2)	—	—	—	—	—	—	(2)
Costs associated with JDE Peet’s transaction	—	—	—	—	—	48	—	—	48
Remeasurement of net monetary position	3	—	—	—	—	—	—	—	3

Adjusted (Non-GAAP)	$12	$182	$367	$470	$—	$(39)	$(50)	$—	$942

Operating Income Margin
Reported %	(1.2)%	13.8%	13.9%	20.9%					12.1%
Adjusted %	2.3%	14.7%	17.2%	23.2%					15.9%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Six Months Ended June 30, 2021
	Latin America	AMEA	Europe	North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,338	$3,197	$5,321	$4,024		$—	$—	$—	$—	$13,880
Divestitures	—	—	—	—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,338	$3,197	$5,321	$4,024		$—	$—	$—	$—	$13,880

Operating Income
Reported (GAAP)	$130	$575	$970	$569		$138	$(142)	$(70)	$(15)	$2,155
Simplify to Grow Program	10	(14)	26	220		—	12	—	—	254
Intangible asset impairment charges	—	—	—	32		—	—	—	—	32
Mark-to-market (gains)/losses from derivatives	—	—	—	—		(138)	—	—	—	(138)
Acquisition integration costs	—	—	—	2		—	1	—	—	3
Acquisition-related costs	—	—	—	—		—	—	—	24	24
Gain on acquisition	—	—	—	—		—	—	—	(9)	(9)
Remeasurement of net monetary position	8	—	—	—		—	—	—	—	8
Impact from pension participation changes	—	—	45	—		—	—	—	—	45
Impact from resolution of tax matters	(5)	—	—	—		—	—	—	—	(5)

Adjusted (Non-GAAP)	$143	$561	$1,041	$823		$—	$(129)	$(70)	$—	$2,369
Currency	14	(43)	(88)	(7)		—	10	3	—	(111)

Adjusted @ Constant FX (Non-GAAP)	$157	$518	$953	$816		$—	$(119)	$(67)	$—	$2,258

% Change - Reported (GAAP)	80.6%	42.0%	26.1%	(29.3)%		n/m	24.1%	24.7%	n/m	37.3%
% Change - Adjusted (Non-GAAP)	38.8%	34.2%	21.6%	(4.7)%		n/m	(29.0)%	24.7%	n/m	15.7%
% Change - Adjusted @ Constant FX (Non-GAAP)	52.4%	23.9%	11.3%	(5.6)%		n/m	(19.0)%	28.0%	n/m	10.3%

Operating Income Margin
Reported %	9.7%	18.0%	18.2%	14.1%						15.5%
Reported pp change	3.9 pp	3.2 pp	1.9 pp	(6.4	)pp					3.1 pp
Adjusted %	10.7%	17.5%	19.6%	20.5%						17.1%
Adjusted pp change	2.4 pp	2.2 pp	1.5 pp	(1.5	)pp					0.9 pp

	For the Six Months Ended June 30, 2020
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,237	$2,739	$4,722	$3,920	$—	$—	$—	$—	$12,618
Divestitures	—	—	—	—	—	—	—	—	—

Adjusted (Non-GAAP)	$1,237	$2,739	$4,722	$3,920	$—	$—	$—	$—	$12,618

Operating Income
Reported (GAAP)	$72	$405	$769	$805	$(187)	$(187)	$(93)	$(15)	$1,569
Simplify to Grow Program	26	10	37	21	—	40	—	—	134
Intangible asset impairment charges	—	5	50	36	—	(1)	—	—	90
Mark-to-market (gains)/losses from derivatives	—	—	—	—	187	—	—	—	187
Acquisition integration costs	—	—	—	2	—	—	—	—	2
Acquisition-related costs	—	—	—	—	—	—	—	15	15
Divestiture-related costs	—	(2)	—	—	—	—	—	—	(2)
Costs associated with JDE Peet’s transaction	—	—	—	—	—	48	—	—	48
Remeasurement of net monetary position	5	—	—	—	—	—	—	—	5

Adjusted (Non-GAAP)	$103	$418	$856	$864	$—	$(100)	$(93)	$—	$2,048

Operating Income Margin
Reported %	5.8%	14.8%	16.3%	20.5%					12.4%
Adjusted %	8.3%	15.3%	18.1%	22.0%					16.2%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars)

(Unaudited)

	For the Six Months Ended June 30,
	2021	2020	$ Change
Net Cash Provided by Operating Activities (GAAP)	$1,792	$1,558	$234
Capital Expenditures	(410)	(445)	35

Free Cash Flow (Non-GAAP)	$1,382	$1,113	$269